Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial data is based upon the historical audited consolidated financial data of Global Partners LP and its subsidiaries (the “Partnership”) and Cascade Kelly Holdings, LLC (“Cascade Kelly”) and has been prepared to reflect the Partnership’s February 15, 2013 acquisition of 100% of the membership interests in Cascade Kelly.

The unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of the Partnership and Cascade Kelly, giving effect to the acquisition as if it had been consummated on December 31, 2012, and the unaudited pro forma combined statements of operations for the year ended December 31, 2012 combines the historical statements of operations of the Partnership and Cascade Kelly, giving effect to the acquisition as if it had occurred on January 1, 2012.  The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations.

These unaudited pro forma combined financial statements should be read in conjunction with the Partnership’s historical audited consolidated financial statements and related notes previously filed with the Securities and Exchange Commission and Cascade Kelly’s audited financial statements and accompanying notes filed along with this data.  The unaudited pro forma combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed at the dates indicated.  It may be necessary to further reclassify Cascade Kelly’s financial statements to conform to those classifications that are determined by the combined company to be most appropriate.  While some reclassifications of prior periods have been included in the unaudited pro forma combined financial statements, further reclassifications may be necessary.

The unaudited pro forma combined financial statements were prepared using the purchase method of accounting with the Partnership treated as the acquiring entity.  Accordingly, consideration paid by the Partnership to complete the acquisition of Cascade Kelly was preliminarily allocated to Cascade Kelly’s assets and liabilities based upon their estimated fair values as of February 15, 2013, the date of completion of the acquisition.  The preliminary allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation.  Additionally, a final determination of the fair value of Cascade Kelly’s assets and liabilities will be based on the actual net tangible and intangible assets of Cascade Kelly that exist as of the date of the acquisition.  Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma combined financial information presented below.  The Partnership estimated on a preliminary basis the fair value of Cascade Kelly’s assets and liabilities based on discussions with the Partnership’s management, due diligence and information presented in public filings.  The valuation of Cascade Kelly is in the early stages, and the fair value estimated for property and equipment was developed based on the Partnership’s estimates, assumptions and acquisition history.

GLOBAL PARTNERS LP

Unaudited Pro Forma Combined Balance Sheet

December 31, 2012

In thousands

	Historical
	Global	Cascade	Pro Forma		Pro Forma
	Partners LP	Kelly	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$5,977	$2,532	$—		$8,509
Accounts receivable, net	696,762	189	—		696,951
Accounts receivable - affiliates	1,307	—	—		1,307
Inventories	634,667	676	—		635,343
Brokerage margin deposits	54,726	—	—		54,726
Fair value of forward fixed price contracts	48,062	—	—		48,062
Prepaid expenses and other current assets	65,432	1,490	—		66,922
Total current assets	1,506,933	4,887	—		1,511,820

Property and equipment, net	712,322	30,325	15,000	(a)	757,647
Goodwill	32,326	—	49,420	(b)	81,746
Intangible assets, net	60,822	—	—		60,822
Other assets	17,349	—	—		17,349

Total assets	$2,329,752	$35,212	$64,420		$2,429,384

Liabilities and partners’ equity
Current liabilities:
Accounts payable	$759,698	$823	$—		$760,521
Working capital revolving credit facility - current portion	83,746	—	—		83,746
Current portion of capital leases	—	101	(101	)(c)	—
Environmental liabilities - current portion	4,341	—	—		4,341
Trustee taxes payable	91,494	—	—		91,494
Accrued expenses and other current liabilities	71,442	2,600	101	(c)	74,143
Obligations on forward fixed price contracts	34,474	—	—		34,474
Total current liabilities	1,045,195	3,524	—		1,048,719

Working capital revolving credit facility - less current portion	340,754	—	—		340,754
Revolving credit facility	422,000	—	95,678	(d)	517,678
Long term debt - less current portion	—	17,500	(17,500	)(e)	—
Environmental liabilities - less current portion	39,831	—	—		39,831
Other long-term liabilities	45,511	430	—		45,941

Total liabilities	1,893,291	21,454	78,178		1,992,923

Partners’ equity
Common unitholders	456,538	—	—		456,538
General partner interest	(407)	—	—		(407)
JH Kelly LLC equity contributions	—	38,521	(38,521)		—
Members’ equity	—	(24,763)	24,763	(e)	—
Accumulated other comprehensive loss	(19,670)	—	—		(19,670)
Total partners’/members’ equity	436,461	13,758	(13,758)		436,461

Total liabilities and partners’ equity	$2,329,752	$35,212	$64,420		$2,429,384

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

GLOBAL PARTNERS LP

Unaudited Pro Forma Combined Statement of Income

December 31, 2012

(In thousands, except per unit data)

	Historical		Pro Forma Adjustments
	Global	Cascade			Other		Pro Forma
	Partners LP	Kelly	Reclassifications		Adjustments		Combined

Sales	$17,625,997	$1,100	$—		$—		$17,627,097
Cost of sales	17,292,509	909	1,399	(a)(c)	2,850	(d)	17,297,667
Gross profit	333,488	191	(1,399)		(2,850)		329,430

Costs and operating expenses:
Selling, general and administrative expenses	101,463	4,258	(1,450	)(a)	—		104,271
Operating expenses	140,413	—	7,648	(b)	—		148,061
Start-up costs	—	7,648	(7,648	)(b)	—		—
Amortization expense	7,024	—	—		—		7,024
Total costs and operating expenses	248,900	11,906	(1,450)		—		259,356

Operating income (loss)	84,588	(11,715)	51		(2,850)		70,074

Interest expense	(36,268)	(583)	—		(3,244	)(e)	(40,095)
Other income	—	51	(51	)(c)	—		—

Income before income tax expense	48,320	(12,247)	—		(6,094)		29,979

Income tax expense	(1,577)	—	—		—		(1,577)

Net income	46,743	(12,247)	—		(6,094)		28,402

Less: General partner’s interest in net income, including incentive distribution rights	(1,212)	—	—		150		(1,062)

Limited partners’ interest in net income	$45,531	$(12,247)	$—		$(5,944)		$27,340

Basic net income per limited partner unit	$1.73						$1.04

Diluted net income per limited partner unit	$1.71						$1.03

Basic weighted average limited partner units outstanding	26,393						26,393

Diluted weighted average limited partner units outstanding	26,567						26,567

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

GLOBAL PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1.                     Basis of Presentation

On February 15, 2013, Global Partners LP (the “Partnership”) acquired 100% of the membership interest in Cascade Kelly Holdings, LLC (“Cascade Kelly”).

The accompanying unaudited pro forma combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of the Partnership and Cascade Kelly, after giving effect to the acquisition and adjustments described in these notes, and are intended to reflect the impact of the acquisition on the Partnership.  The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of the Partnership’s and Cascade Kelly’s operations.

The unaudited pro forma combined balance sheet reflects the acquisition as if it was completed on December 31, 2012 and includes pro forma adjustments for the Partnership’s preliminary valuations of certain tangible acquired.  These adjustments are subject to further adjustment as additional information becomes available and additional analyses are completed.  The unaudited pro forma combined statements of operations reflect acquisition as if it had been completed on January 1, 2012.

The unaudited pro forma combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to net identifiable assets acquired and the excess of the purchase price over the net assets acquired which represents goodwill.  The purchase price allocation included within these unaudited pro forma combined financial statements is based upon a purchase price of approximately $94.2 million.  See Note 2.

Note 2.                     Preliminary Allocation of Acquisition Consideration

The total purchase price for the acquisition was approximately $94.2 million which the Partnership funded with borrowings under its credit facility.

The following table presents the preliminary allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Assets purchased:
Accounts receivable	$296
Inventory	517
Prepaid expenses	96
Property and equipment	45,100
Total identifiable assets purchased	46,009
Liabilities assumed:
Accounts payable	(1,428)
Other current liabilities	(1,479)
Total liabilities assumed	(2,907)
Net identifiable assets acquired	43,102
Goodwill	51,077
Net assets acquired	$94,179

GLOBAL PARTNERS LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 3.                     Pro Forma Adjustments

The unaudited pro forma combined financial data includes the following adjustments (i) to reclassify certain amounts to conform Cascade Kelly’s historical financial statements to the Partnership’s balance sheet and statements of operations and (ii) to give effect to the acquisition based on preliminary estimates which may change as additional information is obtained:

Balance Sheet at December 31, 2012

(a)         To record the estimated fair value adjustment representing the difference in the book value and the estimated fair value of assets and liabilities assumed in the acquisition of Cascade Kelly.

(b)         The estimated goodwill represents the excess of the preliminary purchase price for the acquisition over the amounts assigned to assets acquired and liabilities assumed based on their estimated fair values and any acquired identifiable intangible assets.

(c)          To reclassify $0.1 million out of current portion of capital leases to accrued expenses and other current liabilities in order to conform to the Partnership’s presentation.

(d)         To recognize the effect of the cash consideration paid to acquire Cascade Kelly presented as financed through proceeds from the Partnership’s revolving credit facility.

(e)          To eliminate assets, liabilities, debt and member’s equity not assumed by the Partnership in the acquisition of Cascade Kelly.

Statement of Operations for the Year Ended December 31, 2012

(a)         To reclassify $1.5 million out of selling, general and administrative expenses to cost of sales in order to conform to the Partnership’s presentation.

(b)         To reclassify $7.6 million out of start-up costs to operating expenses in order to conform to the Partnership’s presentation.

(c)          To reclassify $51,000 out of other income to cost of sales.

(d)         Pro forma adjustments to depreciation expense for purchased property and equipment (in thousands):

Elimination of pre-existing Cascade Kelly depreciation	$(1,450)
Record depreciation for acquired property and equipment	4,300
Total	$(2,850)

(e)         To record the following adjustments to interest expense on debt (in thousands):

Elimination of pre-existing Cascade Kelly interest expense	$583
Record interest expense on the incremental debt incurred as a result of the acquisition (1)	(3,827)
Total adjustment for interest expense	$(3,244)

(1)         The Partnership funded the acquisition through additional term-debt borrowings, such as or consistent with, its revolving credit facility.  As a result, the Partnership assumed an additional $95.7 million of incremental debt outstanding at an average interest rate of 4%, which represents the incremental borrowing rate as of December 31, 2012.